SECURITIES AND EXCHANGE COMMISSION

                           WASHINGTON, D.C.  20549

                                  FORM 8-K


                               CURRENT REPORT

                   PURSUANT TO SECTION 13 OR 15(d) OF THE
                       SECURITIES EXCHANGE ACT OF 1934
                       Date of Report:  July 17, 1998



                               MEDIMMUNE, INC.
           (Exact name of registrant as specified in its charter)



                      Commission File Number:  0-19131




          Delaware                                    52-1555759
     (State of Incorporation)                     (I.R.S. Employer
                                                  Identification No.)



     35 West Watkins Mill Road, Gaithersburg, MD      20878
     (Address of principal executive offices)       (Zip Code)


          Registrant's telephone number, including area code (301) 417-0770


                No Exhibits are being filed with this report


CytoGam and RespiGam are registered trademarks of the Company and Synagis is a trademark.


                               MEDIMMUNE, INC.
                         Current Report on Form 8-K


ITEM 5.  OTHER EVENTS

MedImmune, Inc. reported the information contained in the following press release dated July 15, 1998:

BIOTRANSPLANT AND MEDIMMUNE REPORT PHASE II RESULTS OF BTI-322 TO TREAT GRAFT-
                 VERSUS-HOST DISEASE IN TRANSPLANT PATIENTS

     -- Data Presented at the 17th Annual World Congress Meeting of the
                         Transplantation Society --

Montreal, Canada, July 15, 1998 -- BioTransplant Incorporated (Nasdaq: BTRN) and MedImmune, Inc. (Nasdaq: MEDI) reported today data from a 20-patient, Phase II clinical trial evaluating BTI-322 for treatment of acute, graft-versus-host disease (GvHD) in bone marrow transplant patients unresponsive to steroid therapy. In the trial, BTI-322, a murine monoclonal antibody, was generally well-tolerated and 55 percent of the GvHD patients responded positively to treatment, with either a complete response or a reduction in grade of GvHD. These encouraging results were reported at the 17th Annual World Congress Meeting of the Transplantation Society. The results were part of the basis for the 15-center, Phase II trial currently underway evaluating the humanized derivative of BTI-322, MEDI-507, for treatment of GvHD. GvHD is a frequent and often fatal outcome of bone marrow transplantation and is currently treated with steroids. The mortality rate for serious steroid-refractory GvHD cases is estimated to be over 70 percent.

"All of the participants in this trial were experiencing severe GvHD and were unable to respond to the best therapies currently available," commented Bruce McClain, M.D., Director, Clinical Development at MedImmune. "The fact that we saw substantial clinical improvement after treatment with BTI-322 in 11 patients, six of whom had complete resolution, made us very hopeful that BTI-322 may have a positive biological effect against GvHD, which is both difficult to treat and often fatal."

"Some of the patients responding to BTI-322 later experienced a relapse after treatment was completed, indicating that further studies of treatment regimens may be necessary," added Dr. McClain. "For that reason, we have extended the dosing of its sister molecule, MEDI-507, in an ongoing clinical trial to evaluate whether the BTI-322 results in treating GvHD can be improved with MEDI-507."

BioTransplant exclusively licensed BTI-322 and MEDI-507 to MedImmune for evaluation and potential commercialization as anti-rejection pharmaceuticals for organ and tissue transplantation, in addition to the potential use of MEDI-507 to treat autoimmune diseases. MedImmune is responsible for all activities related to commercialization, and BioTransplant would receive milestone payments at various stages related to regulatory approval and royalties if the products are commercialized. BioTransplant has retained the right to use BTI-322 and/or MEDI-507 in its proprietary ImmunoCognance trademark systems, which are designed to reeducate the immune system to accept foreign tissue:
AlloMune trademark for human-to-human transplants and XenoMune trademark for porcine-to-human transplants.

GvHD is a clinical syndrome caused when certain white blood cells from the donor bone marrow attack the tissue of the recipient. Clinical manifestations include skin rash, severe diarrhea, and liver abnormalities and jaundice. Liver involvement is usually the most serious. GvHD is usually treated with a first-line therapy of corticosteroids. Steroid-refractory GvHD occurs when the attacking white blood cells of the foreign graft fail to respond to steroid therapy.

The Phase II study was conducted at six transplantation centers in 20 patients who received allogeneic (non-self donated) bone marrow or stem cell transplantation, and who experienced acute GvHD that was unresponsive to steroid treatment. The primary endpoints in the study were safety and reduction in grade of GvHD. All 20 patients received a single daily dose of BTI-322 (0.1 mg/kg) for ten consecutive days, in conjunction with a standard immunosuppression treatment regimen. The grade of GvHD was measured on a scale of 1 (mild) to 4 (severe) with patients experiencing an overall reduction in the grade of GvHD from 2.95 to 1.80 (p=0.0005). For the trial, 11 patients responded positively to treatment, with six patients experiencing a complete response to treatment and five patients showing a reduction in the grade of GvHD. In three patients the grade of GvHD did not progress to a more severe stage. The grade of GvHD decreased from 2.82 to 0.73 (p<0.00001) for the 14 patients who responded to the BTI-322 therapy. Aside from mild/moderate first dose reactions, patients tolerated the BTI-322 well. Results of the study were presented by Donna Przepiorka, M.D., Ph.D., of the M.D. Anderson Cancer Center in Houston, the lead investigator of the study.

BTI-322 has been evaluated to date in pilot clinical trials of over 100 patients in the U.S. and Europe. A Phase I/II controlled trial was completed for the prevention of kidney transplant rejection in which BTI-322 was given at the time of organ transplantation. Results of the trial demonstrated a 58 percent reduction after one year in the incidence of kidney graft rejection episodes compared to conventional triple drug therapy alone, as well as a reduction in delayed graft function. Initial clinical studies with MEDI-507 in a Phase I trial in renal transplant recipients indicated that MEDI-507 was well tolerated. MedImmune has also commenced a Phase I clinical trial evaluating MEDI-507 to treat the autoimmune disorder psoriasis.

BTI-322 was discovered by Drs. Herve Bazin and Dominique Latinne at the Experimental Immunology Unit of the Catholic University of Louvain, Belgium, licensed to BioTransplant and subsequently licensed to MedImmune. Both MEDI-507 and BTI-322 bind specifically to the CD2 antigen receptor found on T cells and natural killer (NK) cells. Previous in vitro studies suggest that BTI-322 and MEDI-507 have the ability to inhibit selectively the response of T cells directed at transplant antigens while subsequently allowing immune cells to respond normally to other antigens.

BioTransplant Incorporated is developing proprietary pharmaceuticals and organ transplantation systems, which represent a comprehensive approach to inducing long-term functional transplantation tolerance in humans. BioTransplant's product candidates, which utilize BioTransplant's
ImmunoCognance trademark technology, are intended to reduce or eliminate the need for lifelong immunosuppressive therapy, increase the supply of transplantable organs and reduce the cost of treating end-stage organ disease.

MedImmune, Inc. is a biotechnology company focused on developing and marketing products for the prevention and treatment of infectious diseases and for use in transplantation medicine. MedImmune currently markets three products through its hospital-based sales force and has four new product candidates in clinical trials. In October 1995, MedImmune and BioTransplant established a strategic alliance for development of BTI-322 and any future generation products, such as MEDI-507, for use in organ transplantation and other indications. MedImmune is located in Gaithersburg, MD.

This press release includes forward-looking statements based on the current expectations of the management of BioTransplant and MedImmune. Factors that could cause future results to differ materially from such forward-looking statements include, but are not limited to: the companies' ability to secure future funding; the progress of the companies' research and development programs and difficulties inherent in developing pharmaceuticals and procedures for organ transplantation; uncertainties as to the extent of future government regulation of the transplantation business; and the companies' ability to maintain collaborations with third parties. For a detailed discussion of these and other factors, see the companies' annual reports on form 10-K for the year ended December 31, 1997, as well as other documents filed with the Securities and Exchange Commission.


(REGISTRANT)      MEDIMMUNE, INC.




BY (SIGNATURE)    /s/ David M. Mott
(NAME AND TITLE)  David M. Mott, President and Chief Operating Officer
                                (Principal financial and accounting officer)
(DATE)            July 17, 1998